Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

March 19, 2025

Bancolombia S.A.,

Carrera 48 #26-85,

Avenida Los Industriales

Medellín, Colombia.

Ladies and Gentlemen:

We have acted as special United States counsel to Bancolombia in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) relating to the registration of shares of Grupo Cibest. As described in the Registration Statement, holders of Bancolombia’s common shares and preferred shares will exchange all of their Bancolombia common shares and preferred shares for shares of Grupo Cibest, except for shares of Bancolombia held by Grupo Cibest (the “Exchange”). Pursuant to the Exchange, holders of Bancolombia American depositary shares (“ADSs”), each of which represents four preferred shares of Bancolombia, will receive one Grupo Cibest ADS, which will represent four preferred shares of Grupo Cibest, for every Bancolombia ADS they own. Capitalized terms used and not defined herein shall have the meaning set forth in the Registration Statement.

In rendering the opinion expressed below, we have assumed that the Corporate Structure Changes (as defined in the Registration Statement) will be implemented in the manner described in the Registration Statement and as set forth in the transaction documents described therein (collectively, the “Transaction Documents”). We have further assumed, without independent investigation, that:

a)

the Exchange will be consummated as described in the Registration Statement and Transaction Documents, and Bancolombia has no plan or intention to waive or modify, and has not waived or modified, any of the material terms or conditions described in the Registration Statement or Transaction Documents;

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b)

each holder of shares in the Exchange will receive shares or ADSs of Grupo Cibest approximately equal to the fair market value of the shares or ADSs of Bancolombia that it exchanged for shares or ADSs of Grupo Cibest; and

c)

Grupo Cibest has no plan or intention to redeem or otherwise reacquire any shares or ADSs to be issued in the Exchange, excluding, for the avoidance of doubt, the proposed US $300 million Grupo Cibest share repurchase program, which remains subject to the future approval of Grupo Cibest’s shareholders following the completion of the Exchange, and the holders of shares pursuant to the Exchange will own at least 80 percent of the total combined voting power of all classes of stock of Grupo Cibest entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of Grupo Cibest immediately after the Exchange, in each case taking into account for this purpose any future transactions that will take place in connection with the Exchange or that are contemplated at the time of the Exchange.

Based on and subject to the foregoing and the following paragraph, it is our opinion that (i) U.S. holders (as defined in the Registration Statement) will not recognize gain or loss for U.S. tax purposes when they exchange Bancolombia common stock, preferred shares or ADSs for Grupo Cibest common stock, preferred shares or ADSs pursuant to the Exchange, (ii) a U.S. holder’s tax basis in Grupo Cibest common stock, preferred shares or ADSs received in the Exchange will equal the U.S. holder’s tax basis in the Bancolombia common stock, preferred shares or ADSs exchanged, except that a U.S. holder’s tax basis in its Grupo Cibest ADSs may be increased by any fees it pays to the depositary with respect to the cancellation of the Bancolombia ADSs and the issuance of the Grupo Cibest ADSs, and (iii) a U.S. holder’s holding period in Grupo Cibest common stock, preferred shares or ADSs received will include the holder’s holding period in the Bancolombia common stock, preferred shares or ADSs exchanged.

The foregoing opinion does not apply to a U.S. holder (i) who actually or constructively holds shares that represent 5% or more of the voting power or value of the shares of Bancolombia or (ii) to the extent that Bancolombia was classified as a PFIC at any time during the period in which the U.S. holder held Bancolombia common shares, preferred shares or ADSs, and is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

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We express no opinion with respect to the transactions referred to herein or in the Transaction Documents other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, either of which could take a contrary position.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP